Exhibit 32.1
Certification of Chief Executive Officer
The undersigned officer, who is the Chief Executive Officer of Terreno Realty Corporation (the “Company”), hereby certifies to the best of his knowledge, that the Company’s Quarterly Report on Form 10-Q to which this certification is attached (the “Report”), as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Date: May 14, 2010

/s/ W. Blake Baird
Chairman and Chief Executive Officer
(Principal Executive Officer)